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                                                                    EXHIBIT 11.1


                          EMISPHERE TECHNOLOGIES, INC.
                   STATEMENT OF COMPUTATION OF PER SHARE DATA

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
                                                                 For the three months ended
                                               ----------------------------------------------------------------
                                                     January 31, 1996                  January 31, 1997
                                               -----------------------------   --------------------------------
                                                  Primary      Fully Diluted      Primary       Fully Diluted
                                               ----------------------------------------------------------------
Net income (loss)                              $    1,156,530  $   1,156,530   $ (2,428,681)     $  (2,428,681)
                                               ==============  ==============  =============     ==============
Weighted average number of shares                   8,327,466      8,327,466      9,489,732          9,489,732

Shares issuable upon  exercise of options
 and warrants                                                      2,031,112                         3,952,438

Shares assumed to be repurchased under
 the treasury stock method                                        (1,665,493)                       (1,783,003)
                                               --------------  --------------  -------------     --------------
                                                    8,327,466      8,693,085      9,489,732         11,659,167
                                               ==============  ==============  =============     ==============

NET INCOME (LOSS) PER SHARE                    $         0.14  $        0.13   $      (0.26)     $       (0.21)
                                               ==============  ==============  =============     ==============
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